As filed with the Securities and Exchange Commission on June 1, 2017

Registration File No. 333-212323

Registration File No. 811-23165

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form N-2

☒  REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

☒  Post-Effective Amendment No. 3

☒  REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

☒  Amendment No. 6

CION ARES DIVERSIFIED CREDIT FUND

(Exact Name of Registrant as Specified in Charter)

3 Park Avenue, 36th Floor

New York, NY 10016

(Address of Principal Executive Offices)

(646) 845-2577

(Registrant’s Telephone Number, including Area Code)

Eric A. Pinero

3 Park Avenue, 36th Floor

New York, NY 10016

(Name and Address of Agent for Service)

COPY TO:

Michael A. Reisner Mark Gatto CION Ares Management, LLC 3 Park Avenue, 36th Floor New York, NY 10016	Richard Horowitz, Esq. Matthew K. Kerfoot, Esq. Dechert LLP 1095 Avenue of the Americas New York, NY 10036

Approximate Date of Proposed Public Offering:

As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box.  ☒

It is proposed that this filing will become effective (check appropriate box):

☐ when declared effective pursuant to section 8(c), or as follows:

☐ immediately upon filing pursuant to paragraph (b) of Rule 486.

☒ on June 30, 2017 pursuant to paragraph (b) of Rule 486.

☐ 60 days after filing pursuant to paragraph (a) of Rule 486.

☐ on [   ] pursuant to paragraph (a) of Rule 486.

If appropriate, check the following box:

☒ This post-effective amendment designates a new effective date for a previously filed post-effective amendment.

Contents of Registration Statement

Cover Page

Post-Effective Amendment No. 2, Amendment No. 5 to the Registrant’s Registration Statement on Form N-2 was filed pursuant to Rule 486(b)(1)(iii) under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”), solely to designate June 2, 2017 as the effective date for Post-Effective Amendment No. 1, Amendment No. 4 (the “Amendment”) filed pursuant to Rule 486(a) under the Securities Act on March 8, 2017. This Post-Effective Amendment No. 3, Amendment No. 6 to the Registrant’s Registration Statement on Form N-2 is being filed pursuant to Rule 486(b)(1)(iii) under the Securities Act and the 1940 Act, solely to designate June 30, 2017 as the new effective date for the Amendment. This Post-Effective Amendment No. 3, Amendment No. 6 neither amends nor supersedes any information contained in the Amendment.

Contents of Registration Statement

Prospectuses and Statement of Additional Information — CION Ares Diversified Credit Fund — incorporated by reference to Post-Effective Amendment No. 1, Amendment No. 4 to the Registrant’s Registration Statement on Form N-2 filed on March 8, 2017, EDGAR Accession No. 0001144204-17-013426.

Part C — incorporated by reference to Post-Effective Amendment No. 1, Amendment No. 4 to the Registrant’s Registration Statement on Form N-2 filed on March 8, 2017, EDGAR Accession No. 0001144204-17-013426.

Signature Page

The sole purpose of this filing is to delay the effective date for the Registrant’s Post-Effective Amendment No. 1, Amendment No. 4 to the Registration Statement on Form N-2 filed with the Securities and Exchange Commission on March 8, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant certifies that it meets all the requirements for effectiveness pursuant to Rule 486(b) under the Securities Act of 1933 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York on the 1st day of June, 2017.

CION ARES DIVERSIFIED CREDIT FUND (A Delaware statutory trust)

By:	/s/ Michael A. Reisner
Michael A. Reisner
Co-President and Co-Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David A. Sachs	Trustee	June 1, 2017
David A. Sachs

/s/ Penni F. Roll	Chief Financial Officer	June 1, 2017
Penni F. Roll

*	Trustee	June 1, 2017
James K. Hunt
*	Trustee	June 1, 2017
Paula B. Pretlow

*	Trustee	June 1, 2017
John Joseph Shaw
*	Trustee	June 1, 2017
Bruce H. Spector
*	Trustee	June 1, 2017
Mark R. Yosowitz
/s/ Mark Gatto	Co-President, Co-Chief	June 1, 2017
Mark Gatto	Executive Officer and Trustee
*	Trustee	June 1, 2017
Mitch Goldstein
/s/ Michael A. Reisner	Co-President, Co-Chief	June 1, 2017
Michael A. Reisner	Executive Officer and Trustee

*By: /s/ David A. Sachs
David A. Sachs
as attorney-in-fact